Exhibit 99.1



RICHARD W. HAVEL, ESQ. (Cal. Bar No. 52922)        PETER D. MORGENSTERN, ESQ.
THOMAS P. HANRAHAN, ESQ. (Cal. Bar No. 110609)     BRAGAR, WEXLER, EAGEL &
GUY S. NEAL, ESQ. (D.C. Bar No. 441748)            MORGENSTERN, LLP
SIDLEY AUSTIN BROWN & WOOD LLP                     885 Third Avenue, Suite 3040
555 West Fifth Street, Suite 4000                  New York, NY 10022
Los Angeles, California  90013                     Telephone:  (212) 308-5858
Telephone:  (213) 896-6000                         Facsimile:  (212) 486-0462
Facsimile:  (213) 896-6600                         morgenstern@bragarwexler.com
rhavel@sidley.com
thanrahan@sidley.com
gneal@sidley.com

SIMON KLEVANSKY (Hawaii Bar No. 3217)
ALIKA L. PIPER (Hawaii Bar No. 6949)
GELBER, GELBER, INGERSOLL & KLEVANSKY, a Law Corporation
745 Fort Street, Suite 1400
Honolulu, Hawaii  96813
Telephone:  (808) 524-0155
Facsimile:  (808) 531-6963
sklevansky@ggik.com
apiper@ggik.com

Attorneys for HAWAIIAN HOLDINGS, INC.


                     IN THE UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF HAWAII

In re                                              )   CASE NO. 03-00817
                                                   )   (Chapter 11)
HAWAIIAN AIRLINES, INC.,                           )
a Hawaii corporation,                              )
                                                   )   JUDGE:   Robert J. Faris
                  Debtor.                          )   DATE:    April 1, 2004
                                                   )   TIME:    10:00 A.M.
---------------------------------------------------

            HAWAIIAN HOLDINGS, INC.'S OBJECTION TO JOINT MOTION OF
            CHAPTER 11 TRUSTEE AND OFFICIAL COMMITTEE OF UNSECURED
           CREDITORS FOR AN ORDER, PURSUANT TO SECTIONS 105 AND 363
              OF THE BANKRUPTCY CODE: (A) ESTABLISHING PROCEDURES
                FOR SOLICITING INVESTMENT IN THE DEBTOR AND (B)
                APPROVING THE FORM AND MANNER OF NOTICE THEREOF
                -----------------------------------------------

          Hawaiian Holdings, Inc. ("Holdings"), the Debtor's sole shareholder and a plan proponent,(1) by undersigned counsel, hereby objects to the Joint Motion of Chapter 11 Trustee (the "Trustee") and Official Committee of Unsecured Creditors (the "Committee") for an Order, Pursuant to Sections 105 and 363 of the Bankruptcy Code: (A) Establishing Procedures for Soliciting Investment in the Debtor and (B) Approving the Form and Manner of Notice Therefor (the "Trustee/Committee Proposal"). In support hereof, Holdings respectfully states as follows:

                             PRELIMINARY STATEMENT
                             ---------------------

          The Trustee and the Committee present this Court with a flawed proposal for the reorganization of the Debtor that will tilt the playing field in favor of the Trustee and the Committee, unduly restrict the right of parties in interest to file competing plans of reorganization, and devalue and disenfranchise equity in contravention of chapter 11 of the Bankruptcy Code.


--------------
(1) On March 1, 2004, Holdings submitted a competing plan of reorganization (the "Holdings Plan") to the Plan of Reorganization of Hawaiian Airlines, Inc., dated February 11, 2004, filed by BCC Equipment Leasing Corporation, Boeing Capital Corporation and Corporate Recovery Group, LLC ("Boeing/CRG"). Holdings submitted the Holdings Plan based on the limited financial information currently available and after having only limited contact with certain of the Debtor's key constituents. After additional financial information is available and comprehensive discussions have occurred, Holdings anticipates being in a position to propose a plan of reorganization that will be superior to the present Holdings Plan.

          The Trustee owes a fiduciary duty to creditors and shareholders and therefore must do everything reasonably possible to maximize the value of estate assets. The Trustee/Committee Proposal, however, sets forth a highly subjective and unbalanced process that will likely yield limited value to creditors and zero value to equity. For instance, even though the appointment of the Trustee terminated exclusivity as a matter of law, the Trustee/Committee Proposal creates "co-exclusivity" by giving the Trustee and the Committee the right to jointly select a "Winning Proposal." In addition, the Trustee/Committee Proposal allows only pre-approved bidders access to the Debtor's financial information and key employees, and effectively shuts out competing plan proponents. Finally, by giving a single Trustee/Committee plan the imprimatur of being the "Winning Proposal," the Trustee/Committee Proposal severely prejudices the right of other parties in interest, including equity holders, to file competing plans of reorganization on a level playing field.

          After the Trustee and the Committee filed their Joint Motion, Boeing/CRG filed their motion requesting competing plan and discovery procedures. See Motion Requesting (I) Portion of April 1, 2004 Hearing Be Treated as Status Conference Under 11 U.S.C. Section 105(d)(1), And (II) Entry of Order Implementing Competing Plan and Discovery Procedures Under 11 U.S.C.
Section 105(d)(2) (the "Boeing/CRG Proposal"). With slight modifications, Holdings endorses the Boeing/CRG Proposal as providing a uniform and streamlined process through which the best value for the estate can be obtained.(2)
 Holdings therefore will support the following plan process:

          (i) Due Diligence Period. A due diligence period for all parties in interest to have equal access to the Debtor's business and financial information and to the Debtor's key employees. Holdings proposes that the initial due diligence period run from April 5, 2004 to May 14, 2004, with continued equal access to those parties in interest who file competing plans by the Competing Plan Deadline set below.(3)

          (ii) Competing Plan Deadline. A date by which any additional competing plans of reorganization and disclosure statements in this case must be filed, including any plan and disclosure statement proposed to be filed by the Trustee and the Committee. Holdings supports a deadline of May 14, 2004.

          (iii) Plan Modification Deadline. A preliminary date by which plan proponents may file more than non-material modifications to their plans in an effort to provide the highest and best offer to reorganize


--------------
(2) Holdings, however, objects to Boeing's request for a $5.4 million "topping fee" and its contention that its "bid" should be characterized as a "stalking horse" that would receive a preferred position over other parties, including Holdings which has already submitted a higher and better plan. Holdings also opposes Boeing's request for unprecedented and exclusive "observer status" at the Debtor throughout the competing plan process.

(3) The Boeing/CRG Proposal does not suggest a specified due diligence period, but asks the Court to "set forth the deadlines and procedures by which plan proponents and other parties-in-interest may obtain discovery from the Debtor, Chapter 11 trustee or any plan proponent with respect to plan issues under appropriate provisions for confidentiality." Boeing/CRG Proposal at 4.

          the Debtor's affairs. Holdings proposes a modified deadline of May 28, 2004 (as opposed to the Boeing/CRG deadline of May 21, 2004).

          (iv) Disclosure Statement Hearing. A hearing at which the Court will consider the adequacy of any disclosure statements and set the deadline to object to the adequacy of the disclosure statements. Holdings proposes a June 25, 2004 hearing date with a June 18, 2004 objection deadline (as opposed to the Boeing/CRG hearing date of June 15, 2004 with a June 10, 2004 deadline).

          (v) Solicitation Deadline. A date by which plan proponents must solicit acceptances of their respective plans. Holdings proposes July 23, 2004 (as opposed to the Boeing/CRG date of July 16, 2004).

          (vi) Confirmation Hearing. A hearing at which the Court will consider confirmation of the plans (and if more than one plan is confirmable, making the requisite determination under 11 U.S.C.
          Section 1129(c)), and further, setting the deadline to object to confirmation of the plans. Holdings proposes a August 13, 2004 hearing date with a August 6, 2004 objection deadline - both dates one week beyond the respective Boeing/CRG dates. If necessary, the Court may set forth the procedures and final deadlines by which plan proponents may modify the terms of their respective plans in an effort to obtain confirmation under 11 U.S.C. Section 1129(c).

                                   ARGUMENT
                                   --------

     A. The Debtor may be Enterprise Solvent and Competing Plans Will Likely Maximize Value to Provide For Payment to Equity After Having Provided Full Value to All Classes of Claims.

          1. The Debtor's Enterprise Value May Exceed the Total Amount of Claims Against the Estate

          As discussed, the Trustee owes a fiduciary duty to creditors and shareholders. To fulfill that duty, the Trustee is required to do everything reasonably possible to maximize the value of estate assets. See Commodity Futures Trading Com'n v. Weintraub, 471 U.S. 343, 355 (1985) (explaining that a debtor-in-possession's directors owe a fiduciary duty to shareholders as well as creditors). Based on Holdings' receipt and review of limited financial information provided by the Debtor, the Debtor's enterprise value may be well in excess of the total amount of claims (about $250 - 300 million) against the estate. Thus, for any plan of reorganization to be confirmable, it may be necessary that equity holders share in the residual value of the reorganized Debtor.

          It therefore follows that any process for confirming a plan in this case should be designed to maximize value to creditors and shareholders, and include not just the involvement of the Trustee and the Committee, but also the involvement of Holdings, the Debtor's sole shareholder. Indeed, given the Debtor's positive financial performance over the past year, Holdings submits that the burden should be on the Trustee and the Committee to show that equity is out of the money before they seek to commandeer the plan process.

          2. Absent a Consensual Plan that Gives Value to Equity, Any Plan Proponent Will Have To Satisfy The Fair and Equitable Standard for Cramdown Plans

          With the Trustee and the Committee guarding the hen house, the Trustee/Committee Proposal will likely produce a "Winning Proposal" that gives value to unsecured creditors at the expense of equity and result in a plan that cannot be confirmed pursuant to section 1129(b)(1) of the Bankruptcy Code.

          Bankruptcy Code section 1129(a) sets forth a series of requirements that a plan of reorganization must satisfy in order to be confirmed by the court, including: "With respect to each class of claims or interests-- (A) such class has accepted the plan; or (B) such class is not impaired under the plan." 11 U.S.C. Section 1129(a)(8). If section 1129(a)(8) cannot be satisfied because there is an impaired class that does not accept the plan, the plan proponent must seek to cram down the plan on the non-accepting impaired class(es), as provided by section 1129(b). One of the cram down requirements is that the plan "is fair and equitable, with respect to each class of claims or interests that is impaired under, and has not accepted, the plan...." 11
U.S.C. Section 1129(b)(1). The statutory description of the fair and equitable test is, in pertinent part, as follows:

          (2) For the purpose of this subsection, the condition that a plan be fair and equitable with respect to a class includes the following requirements:

          . . .

          (C) With respect to a class of interests--

          (i) the plan provides that each holder of an interest of such class receive or retain on account of such interest property of a value, as of the effective date of the plan, equal to the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled, or the value of such interest; or

          (ii) the holder of any interest that is junior to the interests of such class will not receive or retain under the plan on account of such junior interest any property.

11 U.S.C. Section 1129(b)(2) (emphasis added).

          Many courts have extended the meaning of the "fair and equitable" standard to include other conditions or requirements not enumerated in the statute, primarily on two bases: (a) section 102(3) provides that, as used in the Bankruptcy Code, the words "`includes' and `including' are not limiting" (11 U.S.C. Section 102(3)); and (b) the legislative history of the Bankruptcy Reform Act of 1978 explains:

          Although many of the factors interpreting "fair and equitable" are specified in paragraph (2), others, which were explicated in the description of section 1129(b) in the House report, were omitted from the House amendment to avoid statutory complexity and because they would undoubtedly be found by a court to be fundamental to "fair and equitable" treatment of a dissenting class. For example, a dissenting class should be assured that no senior class receives more than 100 percent of the amount of its claims. While that requirement was explicitly included in the House bill, the deletion is intended to be one of style and not one of substance.

124 Cong. Rec. H 11,104 (daily ed. Sept. 28, 1978) (remarks of Rep. Don Edwards) (emphasis added); cf. In re Spanish Lakes Assocs., 92 B.R. 875, 878 (Bankr. E.D. Mo. 1988) (in order to be fair and equitable, a plan must do more than meet the mathematical accuracy required by section 1129(b)(2), and confirmation was denied because it was not fair and equitable to the fully-secured creditor to receive an interest rate less than the market rate and a balloon payment after seven years).

          Case law concerning the "new value" exception, under which existing equity holders may be able to retain their interests in an insolvent debtor by making a new contribution to the reorganized debtor, while not directly applicable here, nevertheless supports the principle that equity holders are entitled to the residual value of the company. One court, in finding a cram down plan met the standards of section 1129(b), explained:

          Under the holding of Los Angeles Lumber(4) [equityholder] may only retain a 100% interest in reorganized [Debtor] if the full going concern value of the company has first been allocated to the creditors' claims. If the present value of deferred cash payments proposed to be made to creditors under the Plan is less than the going concern value of the firm, then the shareholders' equity has some value, and any contribution by [equityholder] will of necessity be less than the value of its participation. On the other hand, if the present value of proposed payment is equal to the going concern value of the firm, then the shareholders' equity is valueless, and any necessary contribution by [equityholder] would be at least equal to the value of its 100% participation.

In re Jartran, Inc., 44 B.R. 331, 368 (Bankr. N.D. Ill. 1984) (emphasis added). While Jartran deals with whether or not an existing equityholder can retain its interest by contributing new value, the logic of the italicized sentence is no less applicable to the instant facts.

          There can be no legitimate dispute that the residual value of a company after all creditors have been paid belongs to the equityholders. In re Tamarack Trial Co., 23 B.R. 3, 5 (Bankr. S.D. Ohio 1982). In Tamarack Trail, the court explained that it would be inequitable to confirm a chapter 11 plan of reorganization that provided for the cancellation of stock of objecting equity security holders if there was residual equity remaining after all creditors were dealt




--------------
(4) Case v. Los Angeles Lumber Prods. Co., Ltd., 308 U.S. 106, 60 S.Ct. 1, 84 L.Ed. 110 (1939).

with under the plan. Such a provision would deprive the equity security holders of valuable assets without consideration.(5) In a more recent decision, the court held that "the language of section 501 evidences a clear intention that equity security holders share in the distribution of the estate pursuant to the court's equity jurisdiction." In re AVN Corp., 235 B.R. 417, 423
(Bankr. W.D. Tenn. 1999).

     B. The Trustee/Committee Proposal Devalues and Disenfranchises Equity by Impairing the Right of Parties In Interest to File Competing Plans, Chills Creditor and Shareholder Democracy, and Usurps the Power of the Court to Select the Best Plan.

          Filed pursuant to Sections 105 and 363 of the Bankruptcy Code, the Trustee/Committee Proposal is more akin to a garden-variety sale of assets than to a fair process for confirmation of a plan of reorganization under chapter 11 of the Bankruptcy Code. Chapter 11 and the rest of the Bankruptcy Code require a careful balancing act, and the balance will tip too far in favor of the Trustee and the Committee and away from equity should the Trustee/Committee Proposal be sanctioned by this Court. It is axiomatic that Chapter 11 cases should be governed by chapter 11 provisions at the time of plan confirmation, and not by chapter 3 or elsewhere as the Trustee and the Committee propose.



--------------
(5) As one court of appeals held in a case decided under the prior Bankruptcy Act, "under general equity principles surplus assets remaining unclaimed after the payment of all debts timely presented would be returned to the bankrupt . .. . and if . . . its corporate existence has been terminated, . . . such surplus [may] be distributed to its stockholders." Hendrie v. Lowmaster, 152 F.2d 83, 85 (6th Cir. 1945) (internal citations omitted).

          1. The Right of Parties in Interest to File Competing Plans Should Not be Abridged or Prejudiced

          The Trustee/Committee Proposal seeks to elevate the Trustee and the Committee to the role of "gate keepers" and "king makers" in the plan process. As discussed more fully herein (see Section B. 2., infra), there is a festival of problems inherent in this proposal. Chief among them is the manufactured right of the Trustee and the Committee to select from "Qualified Proposals" the "Winning Proposal" that "they believe to be in the best interest of the estate and the creditors." Trustee/Committee Proposal, Ex. 1 "Bid Procedures" at 8. The Bankruptcy Code, in stark contrast, gives the Court the power to select at confirmation the plan of reorganization (among competing plans) that is most beneficial to creditors and equity holders. It is therefore not surprising that no authority is cited in support of the Trustee/Committee proposal; indeed, it is antithetical to the provisions of chapter 11 and the best interests of creditors and equity holders in this case.

          It is inherent in the structure of the Bankruptcy Code that multiple plans may be submitted for acceptance. And where, as here, a debtor loses its exclusive right to file a plan upon the appointment of a Trustee, the Debtor may have to compete with its creditors and equity holders or can itself submit more than one plan unless "the submission of multiple plans is confusing, lacks good faith, or for some other reason is not fair and equitable." In re Werth, 29 B.R. 220, 222 (Bankr. D. Colo. 1983); see In re Media Central, Inc., 89 B.R. 685 (Bankr. E.D. Tenn. 1988) ("If the debtor wants to propose alternative plans of reorganization, it may file more than one plan."). More than one creditor, equity holder or other party in interest may file a plan after expiration of the exclusivity period.(6)

          The Court, of course, may confirm only one plan. When the court is confronted with competing plans, each complying with the standards of Section 1129(a) and (b), "the court shall consider the preferences of creditors and equity security holders in determining which plan to confirm." 11 U.S.C.
Section 1129(c); see In re Turner Engineering, Inc., 109 B.R. 956 (Bankr. D. Mont. 1989) (creditor preference should be accounted for in choosing between competing plans); In re Rolling Green Country Club, 26 B.R. 729, 735 (Bankr.
D. Minn. 1982) (court is bound to consider the expressed preferences of the creditors although it is free to make a contrary determination in the face of compelling circumstances); see also In re B & W Management, Inc., 63 B.R. 395 (Bankr. D. Dist. Col. 1986).

          In In re Matter of Sound Radio, Inc., 93 B.R. 849, 858 (Bankr. D.N.J. 1988), for instance, the court described section 1129(a)(7)'s best interest of creditors' test as a "best choice" test among reasonable workable alternatives. See id. In that instance, the court in choosing between two tests, chose the one "most beneficial to all creditors and equity holders." Id. at 859 (emphasis in original). As one plan yielded to equity holders $385.00 per share and the other $589.00 per



--------------
(6) Section 1121(c) of the Bankruptcy Code permits any party in interest to file a plan once a trustee has been appointed. Subsection (c) provides that the plan may be filed, under certain circumstances, by any party in interest, including but not limited to the debtor, the trustee, a creditors' committee, an equity security holders' committee, a creditor, an equity security holder, or any indenture trustee. In re Dark Horse Tavern, 189 B.R. 576, 583 (Bankr. N.D.N.Y. 1995) (stating upon termination of debtor's period of exclusivity to file plan, any party in interest, including equity security holders, may file disclosure statement and plan of reorganization).

share, the court confirmed the plan that would yield "substantially more money" to the equity interest holders. Id.

          Importantly, section 1121(c) of the Code does not accord deference to the debtor's preference, In re Curlew Valley Associates, 14 B.R. 506, 509-10, n.5 (Bankr. D. Utah 1981), or the preference of the unsecured creditors committee. The Bankruptcy Code does not specify a procedure for dealing with multiple plans. Federal Bankruptcy Rule 3018(c), however, expressly contemplates that more than one plan may be transmitted pursuant to Rule 3017. Each such plan may be accepted or rejected and, if the creditor or equity security holder accepts more than one plan, it may indicate its preferences among the plans accepted. See Official Form No. 14. See generally, Nelan, Multiple Plans "On The Table" During the Chapter 11 Exclusivity Period, 6 Bank. Dev. J. 451 (1989).

          In re Situation Management Systems Inc., 252 B.R. 859 (Bankr. D. Mass. 2000) is particularly instructive. In that case, the debtor filed a new value plan that included a provision for competing bids for the new equity, including specific bid procedures and a minimum overbid, with the court to approve the highest and best bid. The court held that the inclusion of bid provisions constituted cause for termination of exclusivity, finding that "the debtor's exclusive right to propose and gain acceptance of a plan has been effectively forfeited because any party can bid on the debtor's equity interest and assume control of the debtor if the bidder is successful." Id. at
865. The court also found that where there is another party interested in acquiring the debtor, the opportunity to offer a competing plan was a preferable procedural mechanism to an auction because the requirement of a disclosure statement would allow creditors to make an informed choice:
"Because an approved disclosure statement is a prerequisite to the circulation of a plan and the solicitation of votes, creditors will be able to choose which plan they prefer after having been provided with adequate information . .. ." Id. (emphasis added).

Having an informed expression of choice would assist the court in its Section 1129(c) determination of which plan to confirm. Id.(7)

          2. The Trustee/Committee Proposal is Highly Subjective and Prejudicial to Competing Plan Proponents

          The Trustee/Committee Proposal and its multi-layered bid process is unnecessarily restrictive, undemocratic and ultimately prejudicial to the rights and interests of creditors and equity holders. First, by injecting the Trustee in the pre-qualification and bid selection process, it gives back plan exclusivity where none exists. Second, by giving co-equal status to the Committee and no role to equity, it tilts any "Winning Proposal" to the advantage of unsecured creditors and at the expense of equity.

          The highly subjective and prejudicial components of the Trustee/Proposal are many and obvious. For example:

          1. The Trustee and the Committee propose to "identify and contact" Potential Investors "that may be interested in a potential transaction to invest in [the Debtor]." Bid Procedures at 1.



--------------
(7) Similarly, in Century Glove, Inc. v. First American Bank of New York, 860 F.2d 94 (3d Cir. 1988), the Third Circuit noted that an alternative plan of reorganization provides parties voting on a plan with a "tool" to judge the reasonableness of the debtor's plan:

          The ability of a creditor to compare the debtor's proposals against other possibilities is a powerful tool by which to judge the reasonableness of the proposals. A broad exclusivity provision, holding that only the debtor's plan may be "on the table," takes this tool from creditors. Other creditors will not have comparisons with which to judge the proposals of the debtor's plan, to the benefit of the debtor proposing a reorganization plan.

Id. at 102.

          2. The Trustee and the Committee propose to "approve" such Potential
Investors "having sufficient resources or credibility. . . ." but provide no objective criteria upon which such "approval" or "disapproval" can be based. Id. at 1.

          3. Only those Potential Investors approved by the Trustee and the Committee shall "have the opportunity to obtain further information in the form of access to or copies of relevant documents and interviews with the Debtor's management." Bid Procedures at 2. "Only Potential Investors who submit expressions of interest [by April 21, 2004] satisfactory to the Trustee and the Committee will be permitted to continue to have access to information concerning the Debtor." Id. at 3 (emphasis added).

          4. The Trustee and the Committee propose to circulate a single "template" for a plan of reorganization by an April 24, 2004 deadline, receive and review written proposals by a May 12, 2004 proposal deadline, select "the proposal they believe to be in the best interest of the estate and the creditors" - what they call the "Winning Proposal" - by a May 20, 2004 deadline, and, after a hearing to confirm the selection of the "Winning Proposal," file an amended plan of reorganization and amended disclosure statement by a May 31, 2004 deadline where the Trustee and the Committee are co-proponents. Id. at 4-8 (emphasis added).

          5. Most disturbing, the Trustee and the Committee "retain their rights to submit a stand-alone plan of reorganization if no Qualified Proposal is deemed preferable" by the Trustee and the Committee. Thus, although the Trustee and the Committee propose elaborate bid procedures that dictate the reorganization of the Debtor, the Trustee and the Committee may submit a competing plan, at any time, that undercuts the bid process they propose in their bid procedures. Id. at 8.

          As is readily apparent, the Trustee/Committee Proposal turns chapter 11 of the Bankruptcy Code on its head in an effort to create "co-exclusivity," even though the appointment of the Trustee terminated exclusivity as a matter of law. At every stage in the process, the Trustee and the Committee reserve the right to act as both "gate keepers" and "king makers." Worse yet, the Trustee and the Committee retain "their rights" to submit their own respective plans, making a farce of the very process they have "designed to encourage competitive bidding by multiple parties." Trustee/Committee Proposal at 1.

          By allowing the Trustee and the Committee to determine which, if any, bidders are qualified, the selection process becomes a subjective exercise of the Trustee and the Committee. Such prequalification has been discouraged. See, e.g., Four B. Corp. v. Food Barns, Inc. (In re Food Barn Stores), 107 F.3d 558, 562 (8th Cir. 1997) (rejecting the notion that a bankruptcy court should prequalify bidders before conducting a sale of the estate's property). In Food Barns, the court explained that such requirement would "needlessly divert the court's time and resources to matters that are true issues only in the most speculative sense." Id. It further added that "a prequalification requirement would have an adverse effect on the bidding process. Because a premature adjudicative evaluation of an individual bidder's eligibility would almost certainly require that person to hire an attorney and prepare for a hearing without any assurance that his will be the triumphant offer, it seems obvious that prequalification would deter some individuals who might otherwise be likely to participate in the bidding." Id. (citing In re Windmill Farms Mgmt. Co., 116 B.R. 755, 757 (Bankr. S.D. Cal. 1990) as an instance where the court solicited competing offers before determining the prevailing party's qualifications.)

          3. The Trustee/Committee Proposal Prejudices Holdings by Allowing Distributions to Equity Only After "Creditors are Paid in Full"

          Even if the Debtor is not enterprise solvent, equity nonetheless can play a vital role in the reorganization of the Debtor. As this Court is well aware, it is not uncommon to have a circumstance where based on the valuation of the enterprise, value otherwise distributable only to senior classes is voluntarily allocated by such senior classes to old equity and management (who may be the same people) to provide them an incentive to remain with the company. The senior classes are free to allocate their property as they wish without violating the absolute priority rule. In the Matter of Genesis Health Ventures Inc., 266 B.R. 591, 618 (Bankr. D. Del. 2001); see also In re SPM Manufacturing Corp., 984 F.2d 1305 (1st Cir. 1993) (senior secured debt could give up value to unsecured debt without violating Code's priority scheme).

          One of the many problems with the Trustee/Committee Proposal is that it ignores this basic principle. The Trustee/Committee Proposal says that among the factors to be considered by the Trustee and the Committee in selecting a "Winning Proposal" is "(d) the amount, form and timing of any distribution to unsecured creditors and, if creditors are paid in full, to Holdings, that will occur under the restructuring proposed in the proposal." Trustee/Committee Proposal at 15, Paragraph 22; see also Trustee/Committee Proposal at 4, Paragraph 5 (which is to similar effect at the end of that paragraph). First, it is the role of the Court, and not the Trustee or the Committee, to conduct an enterprise valuation, in which the Court will determine among other matters whether the consideration to be paid to unsecured creditors equals 100% of allowed claims such that creditors are "paid in full." Second, in any event, creditor democracy demands that individual unsecured creditors should be entitled to vote on a plan sponsored by Holdings that provides



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

for certain treatment of unsecured claims but (depending upon enterprise valuation) may ask creditors to give up value to equity to enable equity to participate in the reorganized Debtor.

     C.   The Trustee/Committee Proposal is an Impermissible Sub Rosa Plan

          Finally, the Trustee/Committee Proposal shares many attributes of an impermissible "sub rosa" or "creeping" plan of reorganization. A sub rosa plan is a transaction or agreement that sidesteps the protections of the reorganization process as those protections are embodied in the plan confirmation process. Pension Benefit Guar. Corp. v. Braniff Airways, Inc. (In re Braniff Airways, Inc.), 700 F.2d 935, 940 (5th Cir. 1983). The Braniff court determined that the debtor's proposed transaction was overreaching because it did the following things: (1) dictated the terms of any future reorganization plan, (2) disenfranchised creditor voting in the plan process,
(3) altered creditors' rights, (4) disposed of highly significant assets, and
(5) released claims against the debtor.

          Essentially, the concern regarding a plan sub rosa arises when a debtor in bankruptcy seeks to enter into a transaction outside of a plan of reorganization that could have a significant effect upon the bankruptcy case and the bankruptcy estate. These transactions should be prohibited because they have the practical effect of dictating some of the terms of any future reorganization plan of the debtor and short circuit the requirements of chapter 11 for confirmation of a reorganization plan.

          The approval of the Trustee/Committee Proposal will effectively put the Court's imprimatur on the "sale" of equity and confirm the plan long before the hurdles of chapter 11 are overcome. In "auctioning off" the equity of the Debtor, the Trustee/Committee proposal "boot-straps" the sale and "short-circuits" the



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

chapter 11 plan process. Cf. In re Copy Crafters Quickprint, Inc., 92 B.R. 973, 983-84 (Bankr. N.D.N.Y. 1988) (refused to approve the postpetition lease of the debtor's assets nunc pro tunc, which was "packaged as part of a sale which is the centerpiece of the proposed plan").

          In In re DRW Property Co., 82, 54 B.R. 489 (Bankr. N.D. Tex. 1985), for instance, the court believed that without compelling equitable reasons, substantive consolidation should not occur outside a plan of reorganization because it "deprive[s] the creditors of their right to vote on a plan involving a radical restructuring of their rights [and] preclude[s] the possibility of alternate methods of reorganization." As summarized by one court, "major pre-confirmation transactions, such as use, sale or lease of estate property under section 363(b), settlement, abandonment of property under section 554, or a transaction out of the ordinary course of business under section 1108, raise the concern that the scheme of chapter 11 will be distorted." In re Crowthers McCall Pattern, Inc., 114 B.R. 877, 885 (Bankr. S.D.N.Y. 1990).

          Holdings submits that this Court should ask "whether the proposed transaction might improperly and indirectly lock the estate into any particular plan mode prematurely, and without the protection afforded by the procedures surrounding a disclosure statement and confirmation hearing, in a plan of reorganization." In re Public Serv. Co., 90 B.R. 575, 582 n.7a (Bankr. D.N.H. 1988) (denying transaction in which debtor would transfer managerial and operational control of plant to separate corporation). The level of scrutiny should be proportional to the extent that the transaction, like the proposed auction here, gets closer "to the heart of the reorganization plan process in terms of channeling that process toward any particular plan option." Id. at 582. Just like "[t]he debtor and the Bankruptcy Court should not be able to short circuit the requirements of chapter 11 for confirmation of a reorganization plan by establishing the terms of



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

the plan sub rosa in connection with a sale of assets," Braniff, 700 F.2d at 940, the Trustee and the Committee should not be able to conduct an auction that dictates or predetermines the "Winning Proposal" for a single plan of reorganization.


                                  CONCLUSION
                                  ----------

          For the foregoing reasons, this Court should deny the Trustee/Committee Proposal in its entirety, enter the competing plan procedures set forth on pp. 4 to 5 above, and grant such other relief as the Court deems just and appropriate.

DATED: Mach 15, 2004                SIDLEY AUSTIN BROWN & WOOD LLP


                                    By:  /s/ Guy S. Neal
                                        --------------------------
                                         Richard W. Havel
                                         Thomas P. Hanrahan
                                         Guy S. Neal

                                    Attorneys for Hawaiian Holdings, Inc.

DATED:  March 15, 2004              GELBER, GELBER, INGERSOLL & KLEVANSKY


                                    By:  /s/ Simon Klevansky
                                        ---------------------------------
                                         Simon Klevansky

                                    Attorneys for Hawaiian Holdings, Inc.


PETER D. MORGENSTERN


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

BRAGAR, WEXLER, EAGEL &
  MORGENSTERN, LLP
885 Third Avenue, Suite 3040
New York, NY 10022
Telephone:  (212) 308-5858
Facsimile:  (212) 486-0462
morgenstern@bragarwexler.com




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